Exhibit 99.1

For clarity, in the following risk factors:

•	“Lyondell” refers to Lyondell Chemical Company and its consolidated subsidiaries, including LCR, Equistar and Millennium,

•	“LCC” refers to Lyondell Chemical Company without its consolidated subsidiaries,

•	in some situations, such as references to financial ratios, the context may require that “LCC” refer to Lyondell Chemical Company and its consolidated subsidiaries other than Equistar and Millennium,

•	“Equistar” refers to Equistar Chemicals, LP and its consolidated subsidiaries,

•	“Millennium” refers to Millennium Chemicals Inc. and its consolidated subsidiaries, and

•	“LCR” refers to LYONDELL-CITGO Refining LP.

Risks Relating to Debt

Lyondell’s consolidated balance sheet is highly levered, and Lyondell’s total consolidated debt increased by approximately $2.65 billion in connection with Lyondell’s acquisition of CITGO Petroleum Corporation’s (“CITGO”) interests in LCR. If the expected benefits of the transaction are not realized as quickly as anticipated, Lyondell’s business and future prospects could be limited by its significant amount of debt and other financial obligations.

Lyondell’s consolidated balance sheet is highly levered. Including the debt of Millennium and Equistar, Lyondell’s total consolidated debt was approximately $5.8 billion at June 30, 2006, which represented approximately 62% of Lyondell’s total capitalization. On August 16, 2006, Lyondell incurred additional debt to finance the purchase of CITGO’s interests in LCR and related transactions, and to refinance the approximately $444 million outstanding under LCR’s existing bank facility (including accrued and unpaid interest). Assuming the LCR transaction had occurred as of June 30, 2006, Lyondell’s total debt, including current maturities, would have been $8.5 billion, or approximately 70% of total capitalization on a pro forma basis. In addition, Lyondell has contractual commitments and ongoing pension and post-retirement benefit obligations that will require cash contributions in 2006 and beyond, as described in “—Contractual and other obligations” under “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Lyondell’s Annual Report on Form 10-K for the year ended December 31, 2005.

Although Lyondell’s acquisition of CITGO’s interests in LCR is intended to, among other things, realize synergies and generate cash to reduce debt in the future, Lyondell’s level of debt and other obligations could have significant adverse consequences on its business and future prospects if the expected benefits of the transaction are not realized as quickly as anticipated, including the following:

•	Lyondell may not be able to obtain financing in the future for working capital, capital expenditures, acquisitions, debt service requirements or other purposes;

•	less levered competitors could have a competitive advantage because they have greater flexibility to utilize their cash flow to improve their operations; and

•	in the event of poor business conditions, Lyondell may be less able to take advantage of significant business opportunities and to react to changes in market or industry conditions than its competitors.

For discussion regarding Lyondell’s ability to pay or refinance its debt, see the “—Liquidity and Capital Resources” section under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Lyondell’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Lyondell’s Annual Report on Form 10-K for the year ended December 31, 2005.

LCC, Millennium and Equistar each require a significant amount of cash to service their indebtedness, and the ability of each of them to generate cash depends on many factors beyond their control.

Due to debt covenant limitations on transferring cash between the entities discussed below, the ability of each of LCC, Millennium and Equistar to make payments on and to refinance its respective indebtedness may depend solely upon its individual ability to generate cash. Each of LCC, Millennium and Equistar is separately responsible for its respective outstanding debt (except that $150 million of Equistar’s debt is guaranteed by LCC). The businesses of each of LCC, Millennium and Equistar may not generate sufficient cash flow from operations to meet their respective debt service obligations, future borrowings may not be available under current or future credit facilities of each entity in an amount sufficient to enable each of them to pay their respective indebtedness at or before maturity, and each entity may not be able to refinance its respective indebtedness on reasonable terms, if at all. Factors beyond the control of LCC, Millennium and Equistar affect the ability of each of them to make these payments and refinancings. These factors include those discussed elsewhere in these “Risk factors” and in the “Risk Factors” and “Forward-Looking Statements” sections of Lyondell’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 and Lyondell’s Annual Report on Form 10-K for the year ended December 31, 2005.

Further, the ability of LCC, Millennium and Equistar to fund capital expenditures and working capital depends on the ability of each entity to generate cash and depends on the availability of funds under lines of credit and other liquidity facilities. If, in the future, sufficient cash is not generated from their respective operations to meet their respective debt service obligations and sufficient funds are not available under lines of credit or other liquidity facilities, LCC, Millennium and Equistar each may need to reduce or delay non-essential expenditures, such as capital expenditures and research and development efforts. In addition, these entities may need to refinance debt, obtain additional financing or sell assets, which they may not be able to do on reasonable terms, if at all.

Debt and other agreements restrict the ability of LCC, Millennium and Equistar to take certain actions and require the maintenance of certain financial ratios; failure to comply with these requirements could result in acceleration of debt.

LCC’s Debt and Accounts Receivable Facility—LCC’s credit facility, indentures and accounts receivable sales facility contain covenants that, subject to exceptions, restrict, among other things, sale and leaseback transactions, lien incurrence, debt incurrence, dividends, investments, certain other payments, certain joint ventures, affiliate transactions, restrictive agreements, sales of assets and mergers. In addition, the credit facility contains covenants that require the maintenance of specified financial ratios: (1) the Interest Coverage Ratio (as defined in such facility) at the end of any period of four consecutive fiscal quarters ending on or most recently before each of the indicated

dates below, is required to be equal to or greater than the indicated ratio and (2) on any day during the period commencing with each indicated date below and ending on the date before the next succeeding indicated date, the ratio of (a) Senior Secured Debt (as defined in such facility) at such day, to (b) Adjusted EBITDA (as defined in such facility) for the period of four consecutive fiscal quarters most recently ended on or before such day, is required to be equal to or less than the ratio set forth below opposite the date commencing such period:

	Interest Coverage Ratio	Senior Secured Debt to Adjusted EBITDA Ratio
June 30, 2006	—	3.00
September 30, 2006 and thereafter	2.75	2.75

Millennium’s debt—Millennium has a U.S. and an Australian revolving credit facility, an Australian term loan facility and a U.K. revolving credit facility. Millennium’s facilities and its indentures contain covenants that, subject to exceptions, restrict, among other things, distributions, debt incurrence, lien incurrence, investments, sale and leaseback transactions, certain other payments, sales of assets, affiliate transactions, mergers, domestic accounts receivable securitization transactions, restrictive agreements and issuances of redeemable stock and preferred stock. Pursuant to these provisions, Millennium is prohibited from making restricted payments, including paying certain dividends. Other than the U.K. facility, Millennium’s facilities also contain covenants that require the maintenance of specified financial ratios: (1) the Leverage Ratio (as defined) is required to be less than 4.50 to 1 and (2) the Interest Coverage Ratio (as defined) for any period of four consecutive fiscal quarters is required to be equal to or greater than (a) 1.75 to 1 for any such period ending before September 30, 2006, and (b) 2.25 to 1 for any such period ending on or after September 30, 2006. Millennium’s U.K. facility does not require the maintenance of specified financial ratios as long as certain conditions are met.

Equistar’s debt and accounts receivable facility—Equistar has an inventory-based revolving credit facility and an accounts receivable sales facility. Both of these facilities and Equistar’s indentures contain covenants that, subject to exceptions, restrict, among other things, lien incurrence, debt incurrence, sales of assets, investments, capital expenditures, certain other payments, affiliate transactions, restrictive agreements and mergers. Equistar’s credit facility does not require the maintenance of specified financial ratios as long as certain conditions are met. Some of Equistar’s indentures require additional interest payments to the note holders if Equistar makes distributions when Equistar’s Fixed Charge Coverage Ratio (as defined) is less than 1.75 to 1. Equistar met this ratio as of June 30, 2006.

Effects of a breach—A breach by LCC, Millennium or Equistar of any of the covenants or other requirements in their respective debt instruments could (1) permit that entity’s note holders or lenders to declare the outstanding debt under the breached debt instrument due and payable, (2) permit that entity’s lenders under that credit facility to terminate future lending commitments and (3) permit acceleration of that entity’s other debt instruments that contain cross-default or cross-acceleration provisions. The respective debt agreements of LCC, Millennium and Equistar contain various event of default and cross-default provisions. Furthermore, a default under Equistar’s debt instruments could constitute a cross-default under LCC’s credit facility, which, under specified circumstances, would then constitute a default under LCC’s indentures. It is not likely that LCC, Millennium or Equistar, as the case may be, would have, or be able to obtain, sufficient funds to make these accelerated payments. In that event, the breaching entity’s lenders could proceed against any assets that secure their debt. Similarly, the breach by LCC or Equistar of covenants in their respective accounts receivable sales facilities would permit the counterparties under the facility to terminate further purchases of interests in accounts receivable and to receive all collections from previously sold interests until they had collected on their interests in those receivables, thus reducing the entity’s liquidity. In addition, if Lyondell were unable generally to pay its debts as they become due, PDVSA Petróleo, S.A. (“PDVSA Oil”) would have the right to terminate the crude oil contract. See “Changes to the crude oil contract with PDVSA Oil subject Lyondell to increased volatility and price fluctuations, which could adversely affect Lyondell. The crude oil contract also is subject to the risk of enforcing contracts against non-U.S. affiliates of a sovereign nation and political, force majeure and other risks” below.

Debt covenants limit transfers of cash between Lyondell, Millennium and Equistar and, as a result, cash flows of Millennium and Equistar may not be available to LCC and, conversely, LCC may not be able to provide cash to them.

Although Equistar and Millennium are wholly owned subsidiaries of Lyondell, debt covenants limit the ability to transfer cash among Lyondell, Equistar and Millennium.

One of Millennium’s indentures prevents it from paying certain dividends to LCC. This prohibition will continue unless and until Millennium’s cumulative earnings and its fixed charge coverage ratio reach specified levels. Accordingly, cash flow of Millennium currently is not, and in the future may not be, available to LCC to fund LCC’s needs, such as servicing LCC’s debt, paying its capital expenditures or paying dividends to its shareholders.

Some of Equistar’s indentures require additional interest payments to the note holders if Equistar makes distributions when Equistar does not meet a specified fixed charge coverage ratio. Equistar met this ratio as of June 30, 2006. In addition, Equistar’s credit facility prohibits the payment of distributions during any default under its facility. These provisions may deter or limit the movement of cash from Equistar to Lyondell and Millennium.

Applicable laws may also limit the amounts Millennium and Equistar are permitted to pay as distributions on their equity interests. The ability of Lyondell’s subsidiaries and joint ventures to distribute cash to Lyondell also is dependent upon their economic performance, which is dependent on a variety of factors, including factors described elsewhere in these “Risk factors” and in the “Risk Factors” and “Forward-Looking Statements” sections of Lyondell’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 and Lyondell’s Annual Report on Form 10-K for the year ended December 31, 2005. LCC’s indentures contain a covenant that prohibits it from making investments in subsidiaries and joint ventures that are not restricted subsidiaries as defined in the indentures, subject to limited exceptions. Neither Millennium nor Equistar currently is a restricted subsidiary. LCC’s credit facility also contains a covenant that places limitations on its ability to make investments in Equistar, Millennium and joint ventures. Millennium’s flexibility to make investments in Equistar also is limited by other tests. Future borrowings also may contain restrictions on making investments in subsidiaries and joint ventures. As a result of these limitations, LCC’s cash flow may not be available to fund cash needs of Millennium and Equistar, such as servicing debt or paying capital expenditures.

Risks Relating to the Businesses

Lyondell sells commodity products in highly competitive markets and faces significant price pressures.

Lyondell sells its products in highly competitive markets. Due to the commodity nature of many of its products, competition in these markets is based primarily on price and to a lesser extent on product performance, product quality, product deliverability, reliability of supply and customer service. As a result, Lyondell generally is not able to protect its market position for these products by product differentiation and may not be able to pass on cost increases to its customers. Accordingly, increases in raw material and other costs may not necessarily correlate with changes in prices for these products, either in the direction of the price change or in magnitude. In addition, Lyondell’s ability to increase product sales prices, and the timing of those increases, are affected by the supply-demand balances for its products, as well as the capacity utilization rates for those products. Timing differences in pricing between rising raw material costs, which may change daily, and contract product prices, which in many cases are negotiated only monthly or less often, sometimes with an additional lag in effective dates for increases, have reduced and may continue to reduce profitability. Further, volatility in costs and pricing can result in commercial disputes with customers and suppliers with respect to interpretations of complex contractual arrangements. Significant adverse resolution of any such disputes also could reduce profitability.

Changes to the crude oil contract with PDVSA Oil subject Lyondell to increased volatility and price fluctuations, which could adversely affect Lyondell. The crude oil contract also is subject to the risk of enforcing contracts against non-U.S. affiliates of a sovereign nation and political, force majeure and other risks.

Before August 2006, LCR was a joint venture owned by subsidiaries of Lyondell and CITGO, which operated a refinery in Houston, Texas. On August 16, 2006, Lyondell acquired all of CITGO’s interests in LCR, effective as of July 31, 2006 and, as a result of the acquisition, Lyondell owns 100% of LCR. Before the acquisition, most of the crude oil used by LCR as a raw material for its refinery was purchased under a crude supply agreement with PDVSA Oil, an affiliate of Petróleos de Venezuela, S.A. (“PDVSA”), the national oil company of Venezuela, that incorporated a deemed-margin, formula-based pricing, which Lyondell believes reduced the volatility of LCR’s earnings and cash flows over the contract life. In connection with Lyondell’s acquisition of CITGO’s interests in LCR, the crude supply agreement with PDVSA Oil was replaced with a new crude oil contract that incorporates market-based pricing, which is determined using a formula reflecting published market indices. The new pricing formula is designed to be consistent with published prices for similar grades of crude oil. Although this new market-based pricing allows Lyondell to realize the value of the current elevated heavy crude oil refining margins in the market, the market-based pricing in the contract also subjects Lyondell to increased price fluctuations, increased volatility in earnings and cash flows as the market margins expand and contract over time, and exposure to any governmental limitations or taxes that may in the future impact margins.

There also are risks associated with reliance on PDVSA Oil for supplies of crude oil and with enforcing the provisions of contracts with companies such as PDVSA Oil that are non-United States affiliates of a sovereign nation. For example, from time to time in the past, PDVSA Oil has declared itself in a force majeure situation and subsequently reduced deliveries of crude oil purportedly based on announced OPEC production cuts. All of the crude oil supplied by PDVSA Oil under the crude oil contract is produced in Venezuela, which has experienced social and political changes in recent years. Venezuela may continue to experience these changes. It is impossible to predict how governmental policies may change under the current or any subsequent Venezuelan government. In addition, there are risks associated with enforcing judgments of United States courts against entities whose assets are located outside of the United States and whose management does not reside in the United States. Any modification, breach or termination of the crude oil contract, or any interruption in this source of crude oil, could adversely affect Lyondell, as alternative crude oil supplies with similar margins may not always be available for purchase.

In addition, before Lyondell’s acquisition of CITGO’s interests in LCR, CITGO was required to purchase and LCR was required to sell at market-based prices 100% of the finished gasoline, jet fuel, heating oil, diesel fuel, coke and sulfur produced by LCR’s refinery. CITGO also purchased all lubricants manufactured by LCR and served as LCR’s sole agent to market paraxylene and orthoxylene produced by LCR. After a ninety-day transition period following Lyondell’s acquisition of CITGO’s interests in LCR, Lyondell generally will market and sell these products to third parties, which means that Lyondell will be subject to the normal risks that it faces when selling commodity products. See “Lyondell sells commodity products into highly competitive markets and faces significant price pressures” above.

Shared control of joint ventures may delay decisions or actions regarding the joint ventures and changes in ownership of joint ventures may have an adverse effect on Lyondell.

A portion of Lyondell’s operations are conducted through joint ventures. Lyondell shares control of these joint ventures with third parties.

Lyondell’s forecasts and plans with respect to these joint ventures assume that its joint venture partners will observe their joint venture obligations. In the event that any of Lyondell’s joint venture partners do not observe their joint venture obligations, it is possible that the affected joint venture would not be able to operate in accordance with its business plans or that Lyondell would be required to increase its level of commitment in order to give effect to such plans.

As with any such joint venture arrangements, differences in views among the joint venture participants may result in delayed decisions or in failures to agree on major matters, potentially adversely affecting the business and operations of the joint ventures and in turn the business and operations of Lyondell.

Lyondell or any of the other owners of the joint ventures may transfer control of their joint venture interests or engage in mergers or other business combination transactions that could result in a change in control of Lyondell or the joint venture or the other owner. In many instances, such a transfer would be subject to an obligation to first offer the other owner an opportunity to purchase the interest. Lyondell and the other joint venture owners have discussed, and from time to time may continue to discuss, in connection with their ordinary course dialog regarding the joint ventures or otherwise, transactions that could result in a transfer or modification, directly or indirectly, of their ownership in a joint venture. Lyondell cannot be certain that any of the joint venture owners will not sell, transfer or otherwise modify their ownership interest in a joint venture, whether in a transaction involving unrelated parties and/or the other owner.

Lyondell pursues acquisitions, dispositions and joint ventures, which may not yield the expected benefits.

Lyondell continuously seeks opportunities to generate value through business combinations, purchases and sales of assets and contractual arrangements or joint ventures. For example, Lyondell currently is evaluating potential strategic alternatives with respect to its inorganic chemicals business. Transactions that Lyondell pursues may be intended to, among other things, result in the realization of synergies, the creation of efficiencies or the generation of cash to reduce debt. These transactions may be financed by the issuance of equity securities or, to the extent permitted by applicable debt covenants, additional borrowings by Lyondell or its joint ventures. For example, Lyondell’s recent acquisition of CITGO’s interests in LCR was financed by Lyondell through debt financing. Although these transactions may be expected to yield longer-term benefits if the expected efficiencies and synergies of the transactions are realized, they could reduce Lyondell’s operating results in the short term because of the costs and financing arrangements associated with such transactions or the benefits of a transaction may not be realized to the extent anticipated. Other transactions may advance future cash flows from some of Lyondell’s businesses, thereby yielding increased short-term liquidity, but consequently resulting in lower cash flows from these operations over the longer term.

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